EXHIBIT 3.1

Chapman and Cutler LLP

111 West Monroe Street

Chicago, Illinois 60603-4080

September 22, 2016

Nuveen Securities, LLC

333 West Wacker Drive

Chicago, Illinois 60606

Re: Nuveen Unit Investment Trust, Series 162

Ladies and Gentlemen:

We have served as counsel to Nuveen Unit Investment Trust, Series 162 (hereinafter referred to as the “Fund”), in connection with the issuance, under the Reference Trust Agreement dated the date hereof between Nuveen Securities, LLC, as Depositor, Nuveen Fund Advisors, LLC, as Evaluator and Supervisor, and The Bank of New York Mellon, as Trustee, of Units of fractional undivided interest in the one or more Trusts of said Fund (hereinafter referred to as the “Units”).

In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth. We have assumed the genuineness of all agreements, instruments and documents submitted to us as originals and the conformity to originals of all copies thereof submitted to us. We have also assumed the genuineness of all signatures and the legal capacity of all persons executing agreements, instruments and documents examined or relied upon by us. In addition, we have made no specific inquiry as to whether any stop order or investigatory proceedings have been commenced with respect to the Registration Statement or the Depositor nor have we reviewed court or governmental agency dockets.

Statements in this opinion as to the validity, binding effect and enforceability of agreements, instruments and documents are subject: (i) to limitations as to enforceability imposed by bankruptcy, reorganization, moratorium, insolvency and other laws of general application relating to or affecting the enforceability of creditors’ rights, and (ii) to limitations under equitable principles governing the availability of equitable remedies.

The opinions expressed herein are limited to the laws of the State of New York. No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinions expressed herein under applicable conflicts of law principles, rules or regulations or otherwise. Based on and subject to the foregoing, we are of the opinion that:

1. The Reference Trust Agreement has been duly authorized and executed and delivered by an authorized officer of the Depositor and is a valid and binding obligation of the Depositor in accordance with its terms.

2. The establishment of book entry positions evidencing the Units in the Trust(s) of the Fund have been duly authorized by the Depositor. Upon payment of the consideration for the Units as provided in the Reference Trust Agreement and the Registration Statement, the Units will be, when sold, validly issued and purchasers of the Units will not have any obligation to make payments to the Fund or its creditors (other than the purchase price for the Units) or contributions to the Fund or its creditors solely by reason of the purchasers’ ownership of the Units.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-212475) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

Respectfully submitted,

/s/ Chapman and Cutler LLP

Chapman and Cutler LLP